                                                                   EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION

                      OF CASCADE NATURAL GAS CORPORATION


    We, the undersigned, RALPH E. BOYD and LARRY C. ROSOK, President and Secretary respectively, of Cascade Natural Gas Corporation do hereby on behalf of said Corporation restate in a single document the entire text of its Articles of Incorporation, as previously amended, supplemented or restated to the date hereof:

                                   ARTICLE I

The name of this Corporation shall be Cascade Natural Gas Corporation.

                                  ARTICLE II

The objects and purposes for which this Corporation is formed are and shall be as follows:

1. To manufacture, produce, buy, sell, transport and in all other respects dispose of and deal in all forms and types of natural and/or manufactured gas, oil, petroleum and all forms and types of residual products thereof; supply natural and/or manufactured gas and/or related petroleum products for lights, heating, power and all other domestic and industrial uses, and to furnish the same to public or private consumers both within and without the State of Washington; to construct pipelines for the transportation of natural and/or manufactured gas and other petroleum products and to buy, operate, lease and sell the same; to acquire, construct, erect, lay down, maintain, enlarge, alter, work and use all lands, buildings, easements, pipelines, machinery, plants, stocks, motors, fittings, meters, other apparatus materials and things and to supply all materials, products and things that may be necessary, incident or convenient in connection with the production, transportation, use, storage, regulation, measurement, supply and distribution of any of the products of the Company; to engage in the transportation of natural and/or manufactured gas, oil, petroleum and related products, either produced by this Corporation or other persons or corporations by means of pipelines, railroads, boats, barges, or other conveyances and to lease or sublease all or any part thereof to or from other persons or corporations for the like purpose; to acquire by purchase or otherwise, or by the right of exercise of eminent domain, rights-of-way for natural and/or manufactured gas or other petroleum products pipelines and to construct and maintain such pipelines for the carriage and transportation of such products on its own behalf and hire; to buy, acquire, sell, retain, deal in or otherwise dispose of, natural gas and other petroleum properties and interest and any right, title or interest therein; to carry on such other business pertaining to natural and manufactured gas, oil, petroleum and similar products as may be found necessary or desirable or such as is generally engaged in by a corporation of this kind and to do all other acts and things required to be done in connection therewith, either within or without the State of Washington, U.S.A.

2. To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares and merchandise and real and personal property of every class and description.

3. To acquire by purchase, assignment or otherwise, letters patent of the United States and the Territorial and other rights and licenses which may be of value or advantage in the carrying out of the above mentioned objects, and to dispose of the same by sale, license, assignment or otherwise.

4. To acquire, and pay for in cash, stock or bonds of this Corporation, or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

5. To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock of, or any bonds, securities or evidence of indebtedness created by any other corporation or corporations organized under the laws of this State, or any other state, country, nation or government, and while the owner thereof to exercise all rights, powers and privileges of ownership.

6. To issue bonds, debentures, or obligations of this Corporation from time to time, for any of the objects or purposes of the Corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise.

7. To have one or more officers; to carry on all or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, own, hold, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description, in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such states, district, territory, colony or country.

8. To carry on in general any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and exercise all the powers conferred by the laws of Washington upon corporations and to do any or all of the things thereinbefore set forth to the same extent as natural persons might or could do.

9. The foregoing clauses shall be construed both as objects and powers, and it is specifically provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation.

                                  ARTICLE III

The time of the existence of this Corporation shall be perpetual.

                                  ARTICLE IV

The office and principal place of business of this Corporation shall be 222 Fairview Avenue North, Seattle, King County, Washington 98109.

                                   ARTICLE V

The capital of this Corporation shall consist of a total of sixteen million ninety-six thousand five hundred sixty, (16,096,560) shares, divided into ninety six thousand five hundred sixty (96,560) shares of 55 cents Cumulative Preferred Stock, without nominal or par value (hereinafter referred to as "Preferred Stock"), one million (1,000,000) shares of Preferred Stock, with a par value of $1.00 per share (hereinafter referred to as the "$1.00 Preferred Stock"), and fifteen million (15,000,000) shares of Common Voting Stock with a par value of $1.00 per share (hereinafter referred to as "Common Stock").

The designations, preferences, privileges, voting power, restrictions, and qualifications of shares of each class of stock are as follows:

1. The 55 cent Preferred Stock consists of -0- shares of Series A, 31,500 shares of Series B and 65,060 shares of Series C. All shares of all series of 55 cent Preferred Stock are alike in every particular, except as to the dates from which dividends commenced to accrue and the commencement of the period for establishment of sinking funds for redemption of shares, and all shares of 55 cent Preferred Stock are of equal rank and have the same powers, preferences and rights, and are subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof.

2. The holders of the 55 cent Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends from the surplus or net profits of the Corporation at the rate of 55 cents per annum and no more, payable quarterly on the first days of February, May, August, and November. Such dividends shall be paid to or set apart for the holders of 55 cent Preferred Stock before any Common Stock of the Corporation or any other class of securities of the Corporation junior to the 55 cent Preferred Stock as to dividends or assets ("Other Securities") shall be purchased, retired, or otherwise acquired for valuable consideration by the Corporation or any dividends shall be paid upon, or set apart for any of the Common Stock or Other Securities of the Corporation, and shall be cumulative, so that if in any quarterly dividend period, the dividend installment computed at the rate of 55 cents per share per annum shall not have been paid upon or set apart for the 55 cent Preferred Stock, the deficiency (without interest) shall be fully paid or set apart for payment before any Common Stock or Other Securities of the Corporation shall be purchased, retired, or otherwise acquired for valuable consideration by the Corporation or any dividends shall be paid upon, or set apart for the Common Stock or Other Securities.

3. In the event of voluntary liquidation, dissolution, or winding up of the Corporation, the holders of the 55 cent Preferred Stock shall be entitled, after the debts of the Corporation shall have been paid, to receive out of the assets remaining, the then current redemption or call price per share thereof, determined in accordance with the provisions hereinbelow concerning optional redemption of 55 cent Preferred Stock, together with all dividends thereon accrued or in arrears, whether or not earned or declared, before any payment is made or assets set apart for the payment to the holders of the Common Stock or Other Securities, and shall be entitled to no further payments or distribution. In the event of the involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the 55 cent Preferred Stock shall be entitled, after the debts of the Corporation shall have been paid, to receive out of the assets remaining, $10.00 per share, together with all dividends thereon accrued or in arrears, whether or not earned or declared, before any payment is made or assets set apart for payment to the holders of the Common Stock or Other Securities, and shall be entitled to no further payments or distribution. If the assets remaining after payment of the corporate debts be insufficient to pay the full amounts as hereinabove provided, such assets as remain shall be divided among the holders of 55 cent Preferred Stock in proportion to the number of shares of 55 cent Preferred Stock held.

4. The Corporation may, at any time and from time to time, at the option of the Board of Directors, unless prevented from doing so by law or by applicable restrictive provisions herein, or in any mortgage or deed of trust or loan agreement of the Corporation, redeem the whole or any part of the outstanding 55 cent Preferred Stock on any dividend payment date after the issuance thereof, upon not less than 30 days' previous notice to the holders of record of the 55 cent Preferred Stock to be redeemed, at a redemption or call price for each share thereof equal to the sum of Ten Dollars ($10.00) plus all dividends accrued or in arrears thereon, plus a premium of Ten Cents (.10) per share as to shares of Series C. No premium shall be payable on redemption with respect to redemption of shares of Series A or shares of Series B, at any time, or with respect to shares of Series C redeemed after June 25, 1994; provided, however, that if such redemption is effected with funds set apart for the 55 cent Preferred Stock redemption sinking fund as provided herein, then the same may be effected at a price per share equal to the sum of Ten Dollars ($10.00) plus all dividends accrued or in arrears thereon and without the payment of any premium. If less than all the shares of 55 cent Preferred Stock are to be redeemed, the shares to be redeemed shall be selected in such manner as the Board of Directors may determine. No shares of 55 cent Preferred Stock shall be purchased, redeemed, or otherwise acquired for a valuable consideration unless full cumulative dividends on the 55 cent Preferred Stock for all past quarterly dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart. The holders of shares of 55 cent Preferred Stock called for redemption shall not, from and after the date fixed in such notice for the redemption of such stock, possess or exercise any rights as stockholders of the Corporation except the right to receive from the Corporation the redemption price of such shares together with all unpaid accrued dividends thereon, without interest, upon the surrender thereof, unless default shall be made by the Corporation in providing funds at the time and place specified in such notice for payment of the redemption price.

5. While any shares of 55 cent Preferred Stock remain outstanding, within each twelve (12) month period ending November 1, the Corporation, unless prevented from doing so by law or by applicable restrictive provisions herein or in any mortgage or deed of trust or loan agreement of the Corporation, shall establish a sinking fund out of surplus or may establish a sinking fund out of capital, and shall acquire therewith, either by the redemption thereof or by the purchase thereof in such manner as the Board of Directors may determine from time to time at not exceeding the sinking fund redemption price thereof, and shall retire not less than the lesser of 17,948 shares of Series A, 10,500 shares of Series B, and 14,500 shares of Series C or all remaining shares of each series, respectively, of 55 cent Preferred Stock.

Provided, however, that if the Corporation shall be prevented by law or by applicable restrictive provisions herein, or in any mortgage or deed of trust or loan agreement of the Corporation, or for any other reason, from acquiring during any twelve (12) month period the number of shares of 55 cent Preferred Stock which, in the absence of such restriction it would be required to acquire during such period, the aggregate deficit shall be made good in the first succeeding twelve (12) month period in which the Corporation shall not be prevented by such restrictions from retiring shares of 55 cent Preferred Stock. Any shares of 55 cent Preferred Stock which in any such twelve (12) month period are redeemed by the Corporation at the optional redemption price hereinabove set forth, or are purchased by the Corporation but not applied to meet the Corporation's sinking fund obligation for such twelve month periods may be credited on the amount required to be acquired in any one or more of the next following twelve (12) month periods which the Corporation may designate. Shares of 55 cent Preferred Stock of the Corporation redeemed or purchased shall not be reissued. So long as any share of 55 cent Preferred Stock shall remain outstanding, no dividends, whether in cash, stock, or otherwise, shall be paid or declared or any distribution be made with respect to the Common Stock or Other Securities, nor shall any Common Stock or Other Securities be purchased, retired or otherwise acquired for a valuable consideration by the Corporation unless on or before the preceding November 1, the Corporation shall have acquired the number of shares of 55 cent Preferred Stock required to have been acquired by such date.

6. Except as otherwise provided herein or as otherwise made mandatory by law, the holders of the 55 cent Preferred Stock shall have no right to vote for the election of directors or for any other purpose and shall not be entitled receive notice of any meeting of stockholders and all voting rights shall be vested exclusively in the holders of the Common Stock and, to the extent applicable, holders of Other Securities. If and whenever six full quarterly dividends on 55 cent Preferred Stock shall be unpaid, then the holders of the 55 cent Preferred Stock shall be entitled, voting separately as a class and to the exclusion of the holders of the Common Stock and Other Securities, to vote for the election of three of the directors of the Corporation until all arrears and dividends on the 55 cent Preferred Stock shall have been paid in full, and thereupon the voting right for the election of three directors shall be divested from the holders of the 55 cent Preferred Stock and revested in the holders of the Common Stock and, to the extent applicable, holders of Other Securities, subject to revesting in the event of each and every other subsequent such default. While any 55 cent Preferred Stock is outstanding, the Corporation, without first obtaining the consent, by the affirmative vote at a meeting called for that purpose, of the holders of at least two thirds of the total number of shares of 55 cent Preferred Stock then outstanding, shall not:

    a. Increase the authorized number of shares of 55 cent Preferred Stock or authorize or issue any stock having priority or preference over, or ranking on a parity with, the 55 cent Preferred Stock as to dividends or assets; or

    b. Amend the provisions hereof so as to affect adversely any of the preferences or other rights hereby given to the 55 cent Preferred Stock; or

    c. Merge or consolidate with or into any other corporation or corporations or sell or transfer all or substantially all of its assets as an entity.

7. After full cumulative dividends have been paid or declared and set apart for payment upon issued and outstanding 55 cent Preferred Stock, as hereinabove provided, and after the provisions herein or as established by the Board of Directors with respect to any sinking fund for redemption of 55 cent Preferred Stock have been complied with, holders of the Common Stock or Other Securities shall be entitled to receive such further dividends as may from time to time be declared by the Board of Directors of the Corporation out of any remaining surplus or net profits. The term "full cumulative dividend" whenever used in this article with reference to the 55 cent Preferred Stock of any series shall be deemed to mean (whether or not in any dividend period or any part thereof in respect of which such term is used there shall have been surplus or net profits of the Corporation legally available for the payment of such dividends) that amount which shall be equal to cumulative dividends at the prescribed rate to date from the date of cumulation for such series (including an amount equal to a dividend at such rate for the elapsed portion of the current dividend period) less, in each case, the amount of all cumulative dividends paid or deemed paid, upon the 55 cent Preferred Stock. The term "date of cumulation" as used in this article with respect to 55 cent Preferred Stock of any series means the date on which the dividend period during which shares of 55 cent Preferred Stock of such series are first issued shall begin or the date on which such shares are first issued when such issue is made on a date on which a dividend period begins.

8. A consolidation, reorganization, or merger of the Corporation with any other corporation or corporations shall not be considered a dissolution, liquidation, or winding up of the Corporation within the meaning of such terms as used herein.

9. The $1.00 Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Restated Articles of Incorporation of the Corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions of this Article V, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution or resolutions establishing a series of shares of $1.00 Preferred Stock, prior to the issue of any shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights and preferences of the shares of such series, and after the issue of shares of a series whose number has been designated by the Board of Directors, the resolution or resolutions establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

The 7.85% Preferred Stock, $1.00 par value was authorized by the Board of Directors on December 20, 1991. The rights and preferences of the 7.85% Preferred Stock are attached as Exhibit A.

The Series Z Junior Participating Preferred Stock, $1.00 par value, was authorized by the Board of Directors on March 19, 1993. The rights and preferences of the Series Z Preferred Stock are attached as Exhibit B.

                                  ARTICLE VI

The amount of paid-in capital with which this Corporation shall begin to do business shall be Five Hundred Dollars ($500.00) payable in cash or other property taken at a fair valuation.

                                  ARTICLE VII

The directors shall be nine (9) in number, but the number of directors may be increased to any number not exceeding eleven (11) or decreased to any number not less than three (3) at any annual meeting of the shareholders, or at any special meeting of the shareholders called for that purpose, or by a two-thirds vote of the then directors of the Corporation at any regular meeting of the directors, or at any special meeting of the directors called for that purpose.

The names and post office addresses of the directors of the Corporation in office at the time of the adoption of these Restated Articles and on the date hereof, who shall serve until the 1996 Annual Meeting of Shareholders, and until their successors are elected and qualify are as follows:

          Carl Burnham, Jr.             P.O. Box S
                                        Ontario, Oregon 97914

          Melvin C. Clapp               3608 S.W. 328th Street
                                        Federal Way, Washington 98023

          David A. Ederer               4919 N.E. Laurel Crest Lane
                                        Seattle, Washington 98105

          Howard L. Hubbard             5320 N.W. Edgebrook Place
                                        Portland, Oregon 97229-1974

          W. Brian Matsuyama            222 Fairview Avenue No.
                                        Seattle, Washington 98109

          Larry L. Pinnt                15306 N.E. 190th
                                        Woodinville, Washington 98072

          Brooks G. Ragen               Suite 4300
                                        999 Third Avenue
                                        Seattle, Washington 98104

          Andrew V. Smith               1600 Bell Plaza, Room 1802
                                        Seattle, Washington 98191

          Mary A. Williams              1234 McGilvra Boulevard E.
                                        Seattle, Washington 98112

                                 ARTICLE VIII

The Board of Directors of this Corporation shall have the authority to make and alter By-Laws not inconsistent with the law or with the Articles of Incorporation and subject to the power of the shareholders to change or repeal such By-Laws.

                                  ARTICLE IX

Except as may be otherwise provided by law, or by applicable restrictive provisions of Article V hereof, as amended, or any mortgage, deed of trust or loan agreement of the Corporation, the shares of stock of this Corporation, whether Preferred or Common, may be issued by it from time to time without the consent of any holder of any share thereof, in such manner, or amount of shares of each said class of stock, and for such consideration in labor, services, money or property, as from time to time may be fixed and determined by the Board of Directors of this Corporation, and, except as so restricted, the right, power and authority of said Board of Directors from time to time so to authorize and order the issuance by this Corporation of the said shares of each class of said stock and such number or amount of shares and for such consideration in labor, services, money or property as from time to time said Board of Directors may fix and determine, is hereby absolutely reserved to said Board of Directors.

No holder of shares of the capital stock of any class of this Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of this Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of this Corporation, which may be issued or sold, nor any right of subscription other than such, if any, as the Board of Directors in its discretion may from time to time determine and at such price as the Board of Directors from time to time may fix.

Payment or delivery to, or receipt by this Corporation of such consideration as may be fixed and determined by the Board of Directors for the issuance of any share or shares of its capital stock, as hereinbefore provided, shall operate and be construed, deemed and held: (a) to discharge, release and satisfy fully and absolutely all liability to the Corporation and/or to its creditors now or at any time hereafter existing, of any subscriber for and/or holder of any such share or shares so authorized to be issued in any way on account of, founded upon, or arising out of any subscription for and/or purchase of, and/or issuance of such share or shares, and (b) to constitute such share or shares fully paid stock of the Corporation.

                                   ARTICLE X

                       LIMITATION ON DIRECTOR LIABILITY

To the fullest extent permitted by Washington law at the time this Article becomes effective or as may thereafter be in effect, a director of this Corporation shall not be liable to this Corporation or its shareholders for the monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article X shall not adversely affect any right of a director of this Corporation hereunder with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                  ARTICLE XI

                         INDEMNIFICATION OF DIRECTORS

To the fullest extent permitted by Washington law at the time this Article becomes effective or as may be thereafter in effect, this Corporation is authorized to indemnify any director of this Corporation. The Board of Directors shall be entitled to determine the terms of such indemnification, including advance of expenses, and to give effect thereto through the adoption of By-Laws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article XI shall not adversely affect any right of a director of this Corporation hereunder with respect to any right to indemnification that arises prior to such amendment or repeal.

                                  ARTICLE XII

                  BUSINESS COMBINATIONS/FAIR PRICE PROVISIONS

A.  The following definitions shall apply for purposes of this Article XII:

    1. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules, or regulations) as in effect on March 24, 1992 (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

    2. The term "Beneficially Own," when used with respect to a person's interest in shares of capital stock, shall mean that said person has or shares (or has the right to acquire under any option, warrant, conversion right or other right), directly or indirectly, the power to vote, the power to dispose of, the power to direct the voting or disposition of, or the right to enjoy the economic benefits of such shares.

    3. The term "Business Combination" shall mean (a) any merger or consolidation of the Corporation or a Subsidiary of the Corporation with or into an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder) or any merger of an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder) into the Corporation or a Subsidiary of the Corporation, (b) any sale, lease, exchange, transfer, encumbrance or other disposition of Substantial Assets either of the Corporation (including without limitation any securities of a Subsidiary) or of a Subsidiary of the Corporation, to an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder), (c) the issuance of any securities of the Corporation or a Subsidiary of the Corporation to an Interested Shareholder (or an Affiliate or Associate of an Interested Shareholder), (d) any reclassification, exchange of shares or other recapitalization that would have the effect of increasing the proportion of shares of Common Stock or other capital stock of the Corporation or a Subsidiary of the Corporation Beneficially Owned by an Interested Shareholder, or (e) any agreement, contract, or other arrangement providing for any of the foregoing transactions.

    4. The term "Continuing Director" shall mean a director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Shareholder involved in a Business Combination became an Interested Shareholder and who is not the Interested Shareholder or an Affiliate or Associate of the Interested Shareholder.

    5. "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

    6. The term "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Common Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock.

    7. The term "person" shall mean any individual, firm, company, or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of Common Stock.

    8. The term "Subsidiary" means any company of which a majority of any class of equity security is Beneficially Owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph 6 of this section A, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is Beneficially Owned by the Corporation.

    9. The term "Substantial Assets" shall mean assets with a Fair Market Value in excess of five percent (5%) of the total assets of the Corporation as reported in the consolidated financial statements of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is made.

B. In addition to any vote or approval required by law, any Business Combination shall require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation which are not Beneficially Owned by the Interested Shareholder and its Affiliates or Associates involved in the Business Combination; provided, however, that such eighty percent (80%) voting requirement shall not apply if:

    1. The Business Combination is a merger, consolidation or exchange of shares involving the Corporation which provides for the conversion of the shares of Common Stock of the Corporation into cash, securities or other property with a Fair Market Value per share of Common Stock not less than the highest per share consideration (appropriately adjusted for stock splits, stock dividends and other like charges) paid or given by the Interested Shareholder and any of its Affiliates or Associates for any of their shares of Common Stock; or

    2. The Business Combination was approved by the Board of Directors of the Corporation; provided that a majority of the Board of Directors consisted of Continuing Directors and at least two-thirds of the Continuing Directors voted to approve the Business Combination.

C. The provisions set forth in this Article XII may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation which are not Beneficially Owned by an Interested Shareholder.

Restated Articles of Incorporation of Cascade Natural Gas Corporation, are herein executed in duplicate by said Corporation, pursuant to the provisions of RCW 23B.10.070, and correctly set forth without change the corresponding provisions of the Articles of Incorporation as previously stated and amended and supersede the original Articles of Incorporation and all amendments to said Articles of Incorporation of Cascade Natural Gas Corporation.

IN WITNESS WHEREOF, the undersigned officers of Cascade Natural Gas Corporation have hereby executed in duplicate these Restated Articles of Incorporation, and have hereunto set their hands this 28th day of March, 1996.


                                        CASCADE NATURAL GAS CORPORATION



                                        By /s/Ralph E. Boyd
                                           Ralph E. Boyd
                                           President


                                        By /s/Larry C. Rosok
                                           Larry C. Rosok
                                           Secretary

                                                                     Exhibit A


                        CASCADE NATURAL GAS CORPORATION
                      STATEMENT OF RIGHTS AND PREFERENCES
                    OF THE 7.85% CUMULATIVE PREFERRED STOCK


1.  Preference.

The preferences of each share of 7.85% Preferred with respect to dividend payments and distributions of the Corporation's assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be equal to the preferences of every other share of 7.85% Preferred from time to time outstanding in every respect and, except for Priority Stock and Parity Stock, prior in right to such preferences of all other equity Securities of the Corporation, whether now or hereafter authorized.

2.  Voting Rights.

The Holders of 7.85% Preferred shall not, by virtue of their ownership thereof, be entitled to vote upon any matter except as otherwise provided herein or by law.

3.  Liquidation Rights.

If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any 7.85% Preferred shall be outstanding, each then outstanding share of 7.85% Preferred shall entitle the Holder thereof to a preference against the Property of the Corporation available for distribution to the Holders of the Corporation's equity Securities equal to the sum of $100 plus an amount equal to all unpaid dividends accrued on such share to the date of payment of such preference, whether or not earned, whether or not funds of the Corporation are legally available for the payment of dividends and whether or not such dividends have been declared by the Board (the "Liquidation Amount"); provided, however, that if liquidation, dissolution or winding up occurs within 120 days subsequent to an issuance of Excess Preferred, the Liquidation Amount, in lieu of the amount set forth above, shall instead be the amount that would be payable pursuant to Section 6.A(ii) hereof if the 7.85% Preferred were redeemed pursuant to that Section.

All of the preferential amounts to be paid to the Holders of 7.85% Preferred in connection with the liquidation, dissolution or winding up of the Corporation as provided in this Section 3 shall be paid or set apart for payment in cash (a) after the payment or setting apart for payment of all preferential amounts to be paid or set apart for payment with respect to Priority Stock, whether now or hereafter authorized, (b) simultaneously with preferential amounts to be paid or set apart for payment with respect to Parity Stock, whether now or hereafter authorized, and (c) before the payment or setting apart for payment of any amount with respect to Junior Stock, whether now or hereafter authorized, or the distribution of any Property of the Corporation other than cash with respect to such Junior Stock. A consolidation, reorganization or merger of the Corporation with any other corporation or corporations shall not be considered a dissolution, liquidation or winding up of the Corporation within the meaning of such terms as used herein.

4.  Dividends.

Commencing on the date of issuance, so long as any 7.85% Preferred shall be outstanding, each Holder of outstanding 7.85% Preferred shall be entitled to receive dividends in cash at the rate of $7.85 per annum per share thereof, out of any funds legally available therefor, payable on the first day of February, May, August and November of each year as and when declared by the Board. Such dividends shall be cumulative on each such share from the date of issuance thereof, whether or not earned, whether or not funds of the Corporation are legally available for the payment of dividends, and whether or not declared by the Board, so that if the full dividends in respect of any previous quarterly dividend period shall not have been paid on the 7.85% Preferred at the time outstanding, whether or not earned, whether or not funds of the Corporation are legally available for the payment of dividends, and whether or not declared by the Board, the deficiency shall be fully paid on or declared and set apart for such shares (without interest) before any dividend or other distribution shall be paid on or declared or set apart for any other equity Securities of the Corporation, whether now or hereafter authorized, other than dividends on Parity Stock paid, declared or set apart in the manner permitted by Section 12(E) hereof, or dividends on Priority Stock, and before any redemption, retirement, purchase or other acquisition of any other equity Securities of the Corporation, whether now or hereafter authorized, other than a redemption, retirement, purchase or other acquisition of Parity Stock made in the manner permitted by Section 12(E) hereof or a redemption, retirement, purchase or other acquisition of Priority Stock.

5.  Mandatory Redemption.

The Corporation shall make a mandatory redemption in cash of all outstanding shares of the 7.85% Preferred on November 1, 1999, in accordance with the procedures set forth in this Section 5 and in Section 7 hereof, at a redemption price equal to the Liquidation Amount.

The Corporation shall mail a notice ("Mandatory Redemption Notice") not later than September 15, 1999, of a redemption pursuant to this Section 5 to each Holder of 7.85% Preferred by registered or certified mail, postage prepaid, to such Holder's address as shown on the books and records of the Corporation. The Notice shall state (i) the Redemption Date, which is November 1, 1999, and
(ii) the redemption price, accompanied by the calculation of such price set out in reasonable detail.

6.  Redemption at the Option of the Holder.

    A. Optional Redemption. Notwithstanding any other provision contained herein, after the occurrence of a Redemption Event, each Holder of outstanding 7.85% Preferred shall have the right, in accordance with the procedures set forth in this Section 6 and in Section 7 hereof, to require the Corporation to redeem all shares of 7.85% Preferred held by such Holder for the following price:

          (i) if the Redemption Event is a Ratings Downgrade, Dividend or Redemption Shortfall or Restrictive Arrangement, at a price per share equal to the Liquidation Amount;

          (ii) if the Redemption Event is Excess Preferred, at a price per share as set forth below, together with an amount equal to dividends accrued and unpaid thereon to the date of payment, whether or not earned, whether or not funds of the Corporation are legally available for the payment of dividends, and whether or not declared by the Board:

                If the Redemption Event Occurs              Price
                During the Twelve Months Ended            Per Share
                ------------------------------            ---------

                December 31, 1992......................... $107.85
                December 31, 1993......................... $106.73
                December 31, 1994......................... $105.61
                December 31, 1995......................... $104.49
                December 31, 1996......................... $103.36
                December 31, 1997......................... $102.24
                December 31, 1998......................... $101.12
                December 31, 1999......................... $100.00

B. Form of Optional Redemption Notice. Within 7 days after the occurrence of a Redemption Event, the Corporation shall mail a notice ("Optional Redemption Notice") to each Holder of 7.85% Preferred by registered or certified mail, postage prepaid, to such Holder's address as shown on the books and records of the Corporation. The Notice shall state that a Redemption Event has occurred, describe the Redemption Event in reasonable detail, and offer to redeem all shares of 7.85% Preferred owned by such Holder at the appropriate price, as set forth in Section 6.A hereof. The Notice shall also state (i) the Redemption Date, which shall be a date not less than 30 nor more than 90 days after the date of the Optional Redemption Notice, and
(ii) the redemption price, accompanied by the calculation of such price set out in reasonable detail. The Notice shall request that such Holder notify the Corporation in writing not more than 20 days after such Holder receives the Notice whether or not such Holder elects to have the Corporation redeem all of the shares of 7.85% Preferred held by such Holder at the redemption price. The Notice shall also inform such Holder that failure to respond to the redemption offer within such 20 day period shall be deemed to be a rejection of the offer. Redemptions made pursuant to Section 6 hereof shall be of all and not a part of the shares of 7.85% Preferred held by a Holder, and no Holder shall be entitled to cause such Holder's shares of 7.85% Preferred to be redeemed unless all nominees and Affiliates of such Holder, if any, which are Holders of shares of 7.85% Preferred have elected to have the Corporation redeem all shares of 7.85% Preferred held by them.

7.  Provisions Applicable to All Redemptions.

    A. Manner of Redemption. On the Redemption Date, the Corporation shall pay in cash to each Holder of 7.85% Preferred with respect to each share of 7.85% Preferred held by such Holder an amount equal to the redemption price in effect on the Redemption Date, such payment to be made by Fedwire transfer of immediately available funds or by certified or official bank check transmitted to such Holder by registered or certified mail, postage prepaid, to such Holder's address as shown on the books and records of the Corporation.

    B. Effect of Payment. If on the Redemption Date funds necessary for the redemption of all the 7.85% Preferred then outstanding, if the redemption occurs pursuant to Section 5 hereof, or funds necessary for the redemption of the 7.85% Preferred then held by Holders electing to have such shares redeemed, if the redemption occurs pursuant to Section 6 hereof, shall have been paid as provided for in Section 7.A hereof, then from and after the Redemption Date, the shares of 7.85% Preferred with respect to which such payment has been made shall be deemed to be redeemed, and the Holders of such shares of 7.85% Preferred shall cease to be Stockholders of the Corporation with respect to such shares of 7.85% Preferred, and shall have no rights with respect thereto from and after the Redemption Date. Surrender of the certificate or certificates evidencing 7.85% Preferred shall not be required in connection with the redemption thereof.

    C. No Reissuance of 7.85% Preferred. All shares of 7.85% Preferred redeemed as hereinabove required shall be retired and canceled and shall not be reissued; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued share of Preferred Stock without designation as to series and may thereafter be issued as a share of Preferred Stock not designated 7.85% Preferred.

8.  Limitation on Additional Issuance of Preference Stock.

Subject to the terms and conditions of this Statement of Rights and Preferences the Corporation may from time to time authorize and issue additional shares of Preference Stock unless Earnings Available for Payment of Interest Charges and Dividends for the twelve consecutive calendar months immediately preceding the calendar month in which such Stock is issued is less than 150% of the aggregate of (i) all interest paid or accrued on Indebtedness of the Corporation during the twelve consecutive calendar months immediately preceding the calendar month in which such Stock is issued, plus (ii) the dividends paid or accrued on all shares of all classes and series of Preference Stock during the twelve consecutive calendar months immediately preceding the calendar month in which such Stock is issued, for such purpose treating such Stock as having been outstanding throughout such twelve-month period (the "Dividend Coverage Test"). Prior to authorizing or issuing any additional shares of Preference Stock, the Chief Financial Officer or Treasurer of the Corporation shall certify that the Dividend Coverage Test has been met as of the date of issuance of the additional shares of Preference Stock, and such certification shall be sent to each Holder of 7.85% Preferred, by registered or certified mail, postage prepaid, to such Holder's address as shown on the books and records of the Corporation.

9.  Contingent Voting Rights.

If at any time any Voting Right Event shall occur, each outstanding share of 7.85% Preferred shall entitle the Holder thereof to one vote and each outstanding share, if any, of Parity Stock then entitled to vote for the election of directors shall entitle the Holder thereof to that number of votes per such share as is calculated by dividing the original issue price of such share by 100, and the Holders of 7.85% Preferred and the Holders of such Parity Stock shall as a class be entitled to elect three directors of the Corporation and the Holders of other equity Securities of the Corporation then entitled to vote for the election of directors shall be entitled to elect the remaining members of the Board. At such time as the Voting Right event which gave rise to the exercise of the voting rights provided for in this Section 9 has been cured by waiver, payment or otherwise, and all other events creating a Voting Right Event, if any, shall have been cured by waiver, payment or otherwise, the right of the Holders of 7.85% Preferred and such Parity Stock so to vote as provided in this Section 9 shall cease, subject to renewal from time to time upon the same terms and conditions. Notwithstanding anything herein to the contrary, the Holders of 7.85% Preferred and Parity Stock shall not have the aforesaid voting rights at any time that the Holders of Senior Preferred have elected three directors to the Board pursuant to Article V,
Section 6 of the Restated Articles of Incorporation; provided, however, that at such time as either the right to elect directors by the Holders of Senior Preferred ceases or the Holders of Senior Preferred shall decline to elect three directors to the Board, if a Voting Right Event is then in existence the Holders of 7.85% Preferred and Parity Stock shall be entitled to exercise the rights contained in this Section 9, and provided, further, that if at any time that a Voting Right Event is in existence the Holders of Senior Preferred have elected one or two directors to the Board pursuant to such Article V,
Section 6, the Holders of 7.85% Preferred and Parity Stock shall be entitled to elect a number of directors to the Board equal to the difference between three and the number of directors elected by the Holders of Senior Preferred, subject to removal if the Holders of Senior Preferred thereafter seek to fully exercise their right to elect directors.

At any time after the voting power to elect members of the Board shall have become vested in the Holders of 7.85% Preferred as provided in this Section 9, either alone or as a class with the Holders of Parity Stock then entitled to vote for the election of directors, if any, the Secretary of the Corporation may, and, upon the written request of the record Holders of that number of outstanding shares of 7.85% Preferred which equal, in the aggregate, to at least twenty percent of the number of shares of 7.85% Preferred then outstanding, addressed to him at the principal office of the Corporation shall, call a special meeting of the Holders of 7.85% Preferred and the Holders of such Parity Stock, to be held at the principal office of the Corporation and upon not more than fifteen days notice. If such meeting shall not be so called within five days after personal service of the request, or within ten days after mailing of the same by registered or certified mail, postage prepaid, within the United States of America, then the record Holders of that number of outstanding shares of 7.85% Preferred which equal, in the aggregate, at least ten percent of the number of shares of 7.85% Preferred then outstanding may designate in writing one of their number to call such meeting, and the Person so designated may call such meeting at the place above provided and upon not less than ten days notice and for that purpose shall have access to the stock books of the Corporation. The Persons elected as directors by the Holders of 7.85% Preferred and the Holders of such Parity Stock at such meeting and the Persons so elected as directors at each subsequent annual meeting of the Corporation's stockholders, together with such individuals, if any, as may from time to time be elected as directors by the Holders of the other equity Securities of the Corporation then entitled to vote for the election of directors, shall constitute the duly elected directors of the Corporation. Any vacancy which shall arise for any reason with respect to a director elected by the Holders of such Parity Stock and the Holders of 7.85% Preferred shall be filled by action of the remaining directors so elected, or if there be none, by the Holders of Parity Stock entitled to vote for the election of directors at the time that such vacancy arises, if any, and the Holders of 7.85% Preferred at a meeting called in the manner set forth hereinabove and voting in the manner set forth hereinabove.

Whenever the voting power of the Holders of 7.85% Preferred has ceased as hereinabove in this Section 9 is provided, the term of office of the Persons, if any, who are at the time directors of the Corporation who were elected by the Holders of 7.85% Preferred and the Holders of Parity Stock in accordance with the preceding provisions of this Section 9 shall terminate.

10. Restricted Payment Limitation.

If at any time any Restricting Event shall occur, the Corporation shall not declare or make any Restricted Payments. At the time such Restricting Event has been cured by waiver, payment or otherwise, and all other events creating a Restricting Event, if any, shall have been cured by waiver, payment or otherwise, the prohibition provided for in this Section 10 shall cease, subject to renewal from time to time upon the same terms and conditions.

11. Pre-emptive Rights.

The Holders of 7.85% Preferred shall not have any pre-emptive rights upon the issuance or sale of shares of Stock of the Corporation of any class or series, whether now or hereafter authorized, or any Securities exchangeable for or convertible into such Stock.

12. Protective Provisions.

As long as any shares of 7.85% Preferred are outstanding, the Corporation shall not, without the approval by the vote or written consent of the Holders of not less than 66-2/3% (or more if required by law or such other amount as is stated herein) of the outstanding shares of 7.85% Preferred:

    (A) Amend or repeal any provision of, or add any provision to, the Restated Articles of Incorporation or By-Laws if such action would alter or change the 7.85% Preferred or the powers, preferences, rights, qualifications, limitations and/or restrictions of the 7.85% Preferred;

    (B) Amend or repeal any provision of, or add any provision to, this Statement of Rights and Preferences (except that the approval of the Holders of not less than 100% of the outstanding shares of 7.85% Preferred shall be required for amendments, repeals or additions affecting the dividend rate of the 7.85% Preferred, cumulation of the dividend of the 7.85% Preferred, the mandatory redemption of all then outstanding shares of 7.85% Preferred on November 1, 1999 at the redemption price stated in Section 5 hereof, or the redemption of 7.85% Preferred at the option of a Holder due to a Redemption Event at the redemption prices set forth in Section 6.A hereof):

    (C) Issue any shares of Senior Preferred or reclassify any shares of any Security into shares of Senior Preferred;

    (D) Issue any shares of Priority Stock other than Senior Preferred or reclassify any shares of any Security into shares of Priority Stock other than Senior Preferred if the effect of such issuance or reclassification would be to increase the stated value, as reflected in the Corporation's capital account, of all outstanding Priority Stock, or the aggregate preference payable upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation with respect to all outstanding Priority Stock, to an amount in excess of $2,400,000 (including issuances or reclassifications of any shares of Priority Stock pursuant to a consolidation or merger of the Corporation with any Person, calculated on a pro forma basis combining the consolidated or merged entities (other than a merger with another corporation in which the Corporation is the surviving corporation which does not result in any reclassification or change--other than a change in par value, or from par value to no par value, or from no par value to par value--of outstanding shares of the Corporation's Stock of any class or series, whether now or hereafter authorized)); provided, however, that if the Corporation proposes to issue any shares of Stock that the Board deems to be Preference Stock but that the Holders of not less than a majority of the outstanding shares of 7.85% Preferred deem to be Priority Stock, then such Holders shall notify the Corporation of their determination, specifying the particular terms of such shares they believe cause such shares to be Priority Stock, pursuant to the procedures set forth in
    Section 13 hereof, and if the Corporation, by action of the Board, amends this Statement of Rights and Preferences to incorporate such particular terms then, subject to the approval of the Holders of not less than a majority of the outstanding shares of 7.85% Preferred of the text of such amendment to this Statement of Rights and Preferences, which shall not be unreasonably withheld, the proposed issue of Stock may be issued, except that, unless approved by the Holders of not less than 100% of the outstanding shares of 7.85% Preferred, no substitution shall be made with respect to the dividend rate of the 7.85% Preferred, cumulation of the dividend of the 7.85% Preferred, the mandatory redemption of all then outstanding shares of 7.85% Preferred on November 1, 1999 at the redemption price stated in Section 5 hereof, or the redemption of 7.85% Preferred at the option of a Holder due to a Redemption Event at the redemption prices set forth in Section 6.A hereof;

    (E) Make any payments to the Holders of, or with respect to any, Parity Stock, by means of dividends or mandatory redemption payments,

          (1) unless all such payments and all payments in connection with optional redemptions pursuant to Section 6 hereof then due on the 7.85% Preferred have been made in full, or

          (2) if any such payment or any payment in connection with optional redemptions pursuant to Section 6 hereof is then due on the 7.85% Preferred but has not been made in full, or if any such payment is then due on Parity Stock but has not been made in full, unless partial payments are made on the 7.85% Preferred and on Parity Stock so that, with respect to each of the 7.85% Preferred and Parity Stock, such partial payments are identical fractions of the amounts then due;

    (F) Make any optional redemptions of any Parity Stock, unless, in each such case,

          (1) all redemptions of 7.85% Preferred required to be made pursuant to Section 5 or 6 hereof to the date of such optional redemption of Parity Stock have been made, and

          (2) all dividends accrued on the 7.85% Preferred payable thereon to the date of such optional redemption of Parity Stock, whether or not earned or declared, whether or not funds are legally available for the payment of dividends and whether or not declared by the Board, have been paid in full; or

    (G) Consolidate or merge with any other Person unless immediately following the consummation of such consolidation or merger the Corporation, on a pro forma basis combining the consolidated or merged entities, would be able to issue at least one share of Preference Stock in addition to all then outstanding Preference Stock without violation of the Dividend Coverage Test.

13. Substitution Procedures Pursuant to Section 12.D hereof.

In the event the Corporation proposes to issue any additional shares of Preference Stock, the Corporation shall send a written notice to each Holder of 7.85% Preferred by certified or registered mail, postage prepaid, to such Holder's address as shown on the books and records of the Corporation, at least 30 days prior to the proposed issuance of the additional shares of Preference Stock. The notice shall set forth in reasonable detail the powers, preferences, rights, qualifications, limitations and/or restrictions of the Preference Stock proposed to be issued. If the Holders of not less than a majority of the outstanding shares of 7.85% Preferred deem such shares to be Priority Stock they shall so notify the Corporation in written notices sent to the Corporation at its principal office, or such other place as may be designated in the notice sent by the Corporation pursuant to this Section 13, by certified or registered mail, postage prepaid, within 20 days after transmittal by the Corporation of its notice, such notices sent by such Holders to specify which particular terms of such shares they believe cause such shares to be Priority Stock, and the Corporation thereupon shall either
(i) by action of the Board amend this Statement of Rights and Preferences (subject to the provisions of Section 12.D hereof and to the approval of the Holders of not less than a majority of the outstanding shares of 7.85% Preferred of the text of such amendment, which shall not be unreasonably withheld) to incorporate such particular terms and, within 10 days after notice of such approval is received at the place specified above, to file an amendment to the Statement of Rights and Preferences pertaining to the 7.85% Preferred setting forth such amendment of this Statement of Rights and Preferences with the Secretary of State of Washington, or (ii) not so amend this Statement of Rights and Preferences and not issue the proposed additional shares of Stock. Within 45 days after transmittal by the Corporation of its notice, the Corporation shall notify all Holders of outstanding shares of 7.85% Preferred of the action taken by a notice sent to each such Holder by certified or registered mail, postage prepaid, to such Holder's address as shown on the books and records of the Corporation, and if such action is as set forth in clause (i), such notice shall be accompanied by a copy of the amendment to the Statement of Rights and Preferences of the 7.85% Preferred certified by the Secretary of State of Washington as having been filed.

14. Covenant Regarding Redemption.

Following the issuance of the first share of 7.85% Preferred pursuant to this Statement of Rights and Preferences, the Corporation will not, and will not permit any Subsidiary to, become a party to or bound by any indenture, agreement, instrument, Indebtedness, charter provision or security, under the terms of or pursuant to which the Corporation's obligation to redeem any of the 7.85% Preferred pursuant to Sections 5 or 6 hereof will in any way be restricted or eliminated, nor will the Corporation modify or amend or permit any Subsidiary to modify or amend any such indenture, agreement, instrument, Indebtedness, charter provision or security existing at the time of such issuance to add any provision restricting or eliminating such obligation or to make any such provision contained therein more restrictive.

15. Definitions.

The following definitions shall apply for the purposes of this Statement of Rights and Preferences:

    "Affiliate" shall mean as to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities or by contract or otherwise.

    "Board" shall mean the Board of Directors of the Corporation.

    "By-Laws" shall mean the By-Laws of the Corporation, as amended.

    "Common" shall mean the Corporation's Common Stock, par value $1.00 per share, and any Stock into which such Common Stock may hereafter be changed.

    "Corporation" shall mean Cascade Natural Gas Corporation.

    "Dividend Coverage Test" is defined in Section 7 hereof.

    "Dividend or Redemption Shortfall" shall mean that the funds available to the Corporation as of the close of business on each December 31 on which any shares of 7.85% Preferred are outstanding for the payment of dividends on and the redemption of all then outstanding shares of 7.85% Preferred, Priority Stock and Parity Stock under the terms of any then outstanding indenture, agreement, instrument, security or Indebtedness of or binding upon the Corporation or any Subsidiary are less than the aggregate of (i) the amount of all dividends that, by the respective terms of such Stock, will be payable or will accrue on such Stock as dividends between such date and November 1, 1999, plus (ii) the greatest amount (whether due to premiums payable upon redemption or otherwise) that, by the respective terms of such Stock, may be payable to redeem such Stock on or prior to November 1, 1999 (other than redemptions at the option of the Corporation). The computation of the amount of funds so available shall be made by the Chief Financial Officer or Treasurer of the Corporation, and a written statement setting forth such computation in reasonable detail shall be sent by April 10 of the immediately succeeding year to each Holder of 7.85% Preferred by certified or registered mail, postage prepaid, at the Holder's address as shown on the books and records of the Corporation.

    "Earnings Available for Payment of Interest Charges and Dividends" for any period shall mean the lesser of (i) the maximum amount available for the payment of dividends on and the redemption of Preference Stock imposed by the terms of any indenture, agreement, instrument, security, or Indebtedness of or binding upon the Corporation or any Subsidiary, or
    (ii) the income before interest charges and income taxes of the Corporation, determined in accordance with generally accepted accounting principles. In calculating the amount described in clause (ii), no adjustment shall be made for (a) profits or losses from sales of Property carried in plant or investment accounts of the Corporation or any Subsidiary, or from the reacquisition of any Securities, or taxes on, in respect of, or measured by such profits or losses, (b) charges for the elimination, retirement or amortization of utility plant adjustment or acquisition accounts or other intangibles, (c) gains from non-utility operations, (d) the write-up of assets, (e) extraordinary gains or
    (f) adjustments to earned surplus (including tax adjustments required by generally accepted accounting principles) applicable to any prior period.

    "Excess Preferred" means that the Corporation has issued shares of Priority Stock or Parity Stock following the issuance of the first share of 7.85% Preferred pursuant to this Statement of Rights and Preferences, and, by virtue of any indenture, agreement, instrument, security or Indebtedness of or binding upon the Corporation or any Subsidiary in existence or outstanding as of the date of the issuance of such Priority Stock or Parity Stock, the funds available to the Corporation as of the date of issuance of such shares of Priority Stock or Parity Stock for the payment of dividends on and the redemption of all then outstanding shares of Preference Stock, including, without limitation, the 7.85% Preferred, are less than the aggregate of (i) the amount of all dividends that, by the respective terms of such Preference Stock, will be payable or will accrue on such Preference Stock as dividends between such date of issuance and November 1, 1999, plus (ii) the greatest amount (whether due to premiums payable upon redemption or otherwise) that, by the respective terms of such Stock, may be payable to redeem such Stock on or prior to November 1, 1999 (other than redemptions at the option of the Corporation). The computation of the amount of funds so available shall be made by the Chief Financial Officer or Treasurer of the Corporation as of the date of each issuance of Priority Stock or Parity Stock following the issuance of the first share of 7.85% Preferred pursuant to this Statement of Rights and Preferences, and a written statement setting forth such computation in reasonable detail shall be sent within ten days after the date of each such issuance by certified or registered mail, postage prepaid, at the Holder's address as shown on the books and records of the Corporation.

    "Holders" shall mean the Persons who shall, from time to time, own, of record or beneficially, any Security. The term "Holder" shall mean one of the Holders.

    "Indebtedness" of any corporation, shall mean the principal of (and premium, if any) and unpaid interest on:

          (i)   indebtedness which is for money borrowed from others;

          (ii) indebtedness guaranteed, directly or indirectly, in any manner by such corporation, or in effect guaranteed, directly or indirectly, by such corporation through an agreement, contingent or otherwise, to supply funds to or in any other manner invest in the debtor or to purchase indebtedness, or to purchase Property or services primarily for the purpose of enabling the debtor to make payment of the indebtedness or of assuring the owner of the indebtedness against loss;

          (iii) all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon Property owned by such corporation, even if such corporation does not in any manner become liable for the payment of such indebtedness;

          (iv) all indebtedness of such corporation created or arising under any conditional sale, lease or other title retention agreement with respect to Property acquired by such corporation even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default are limited to repossession or sale of such Property; and

          (v) renewals, extensions and refundings of any such indebtedness.

    "Junior Stock" shall mean any shares of any class of Stock of the Corporation having preference or priority as to dividends or Property junior to any such preference or priority of the 7.85% Preferred, or any voting right with respect to the election of directors which, if exercised, would not restrict or eliminate any such voting right of the 7.85% Preferred, and any instrument or Security convertible into or exchangeable for Junior Stock.

    "Liquidation Amount" is defined in Section 3 hereof.

    "Mandatory Redemption Notice" is defined in Section 5 hereof.

    "Optional Redemption Notice" is defined in Section 6.B hereof.

    "Parity Stock" shall mean any shares of any class of Stock of the Corporation having any preference or priority as to dividends or Property on a parity with any such preference or priority of the 7.85% Preferred, or any voting right with respect to the election of directors which, if exercised, would be on a parity with any such voting right of the 7.85% Preferred, and any instrument or Security convertible into or exchangeable for Parity Stock.

    "Person" shall mean any individual, partnership, corporation, trust, unincorporated organization or governmental organization or any agency or political subdivision thereof.

    "Preference Stock" shall mean any class or series of Stock of the Corporation having any preference or priority as to dividends or Property senior to any such preference or priority of the Common and any instrument or Security convertible into or exchangeable for Preference Stock.

    "Preferred Stock" is defined in the recitals hereof.

    "Priority Stock" shall mean any shares of any class of Stock of the Corporation having any preference or priority as to dividends or Property senior to any such preference or priority of the 7.85% Preferred, or any voting right with respect to the election of directors which, if exercised, would restrict or eliminate any such voting right of the 7.85% Preferred, and any instrument or Security convertible into or exchangeable for Parity Stock. Priority Stock includes but is not limited to Senior Preferred.

    "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

    "Ratings Downgrade" shall mean that as a result of any exchange of Stock, consolidation or merger of the Corporation (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change--other than a change in par value, or from par value to no par value, or from no par value to par value-- of outstanding shares of the Corporation's Stock of any class or series, whether now or hereafter authorized), the rating on any debenture, note or bond of the Corporation outstanding immediately following the consummation of such exchange of Stock, consolidation or merger is reduced to below Baa3 by Moody's Investors Service Inc. or below BBB- by Standard and Poor's Corporation. A Ratings Downgrade shall be deemed to occur on the day either of the two rating agencies notifies the Corporation of the aforementioned reduction.

    "Redemption Date" shall mean November 1, 1999, in the case of mandatory redemption pursuant to Section 5 hereof, or a date which is not less than 30 nor more than 90 days after the date of the Optional Redemption Notice, in the case of redemption at the option of a Holder pursuant to
    Section 6 hereof.

    "Redemption Event" means either a Ratings Downgrade, a Dividend or Redemption Shortfall, Excess Preferred, or a Restrictive Arrangement.

    "Redemption Notice" shall mean either the Mandatory Redemption Notice, the Optional Redemption Notice, or both.

    "Restated Articles of Incorporation" shall mean the restated articles of incorporation of the Corporation, as amended.

    "Restricted Payment" shall mean:

          (i) any payment of cash dividends on any of the Corporation's Stock other than the 7.85% Preferred, Priority Stock or Parity Stock;

          (ii) any purchase, redemption or retirement of any of the Corporation's Stock other than the 7.85% Preferred, Priority Stock or Parity Stock made directly or indirectly by the Corporation or through any Subsidiary; and

          (iii) any other cash distribution made directly or indirectly by the Corporation or through any Subsidiary in respect of the Corporation's Stock other than 7.85% Preferred, Priority Stock or Parity Stock.

    "Restricting Event" shall mean the following:

          (i) failure to set aside and pay in full, on any date specified in Section 4 hereof, the amount therein specified to the Holders of the 7.85% Preferred;

          (ii) failure to set aside and pay in full, on any Redemption Date, the amount required to be paid on that date, pursuant to Section 5 or Section 6 hereof, to redeem shares of 7.85% Preferred in accordance with the provisions of such Sections; or

          (iii) violation by the Corporation of any provision of Sections 8, 12 or 14 hereof.

    "Restrictive Arrangements" shall mean that the Corporation or any Subsidiary, following the issuance of the first share of 7.85% Preferred pursuant to this Statement of Rights and Preferences, becomes a party to, bound by or issues any indenture, agreement, instrument, security or Indebtedness, or modifies or amends any indenture, agreement, instrument, security or Indebtedness of or binding upon the Corporation or any Subsidiary existing at the time of the issuance of the first share of 7.85% Preferred pursuant to this Statement of Rights and Preferences and, as of the date of any such action following such issuance, by virtue of any such indenture, agreement, instrument, security and Indebtedness then in existence or outstanding, the funds available to the Corporation for the payment of dividends on and the redemption of all shares of Preference Stock, including, without limitation, the 7.85% Preferred outstanding on the date of any such action, are less than the aggregate of (i) the amount of all dividends that, by the respective terms of such Stock, will be payable or will accrue on such Stock as dividends between such date and November 1, 1999, plus (ii) the greatest amount (whether due to premiums payable upon redemption or otherwise) that, by the respective terms of such Stock, may be payable to redeem such Stock on or prior to November 1, 1999 (other than redemptions at the option of the Corporation). The computation of the amount of funds so available shall be made by the Chief Financial Officer or Treasurer of the Corporation, and a written statement setting forth such computation in reasonable detail shall be sent within ten days after such effective date to each Holder of 7.85% Preferred by certified or registered mail, postage prepaid, at the Holder's address as shown on the books and records of the Corporation.

    "Securities" shall mean any debt or equity securities of the Corporation, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security. "Security" shall mean one of the Securities.

    "Senior Preferred" shall mean the Corporation's 55 cent Cumulative Preferred Stock, without nominal or par value, Series A, B and C.

    "7.85% Preferred" shall mean 60,000 shares of $1.00 Preferred Stock designated as 7.85% Cumulative Preferred Stock.

    "Stock" shall include any and all shares, interests or other equivalents (however designated) of, or participations in, corporate stock.

    "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting stock shall at the time be owned by the Corporation or by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

    "Voting Right Event" shall mean failure to set aside and pay in full on six or more of the dates specified in Section 4 hereof, consecutively, the amounts therein specified to the Holders of the 7.85% Preferred, until such date as all accrued unpaid dividends on the outstanding 7.85% Preferred have been paid in full.

                                                                     Exhibit B

                        CASCADE NATURAL GAS CORPORATION
                  STATEMENT OF RIGHTS AND PREFERENCES OF THE
        SERIES Z JUNIOR PARTICIPATING PREFERRED STOCK, $1.00 PAR VALUE

          Section 1. Designation and Amount. There shall be a series of Preferred Stock of the Corporation which shall be designated as "Series Z Junior Participating Preferred Stock, $1.00 par value" (the "Series Z Preferred Stock"), and the number of shares constituting such series shall be 110,000. Such number of shares may be increased or decreased by Articles of Amendment adopted by the Board of Directors without shareholder action; provided, however, that no decrease shall reduce the number of shares of Series Z Preferred Stock to a number less than the shares outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

          Section 2.  Dividends and Distributions.

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series Z Preferred Stock with respect to dividends, the holders of shares of Series Z Preferred Stock, in preference to the holders of shares of Common Stock, $1.00 par value ("Common Stock") of the Corporation and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series Z Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 per share ($.01 per one one-hundredth of a share), or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series Z Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per share equal to 100 times the aggregate per share amount of all noncash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date since the first issuance of any share or fraction of a share of Series Z Preferred Stock. In the event the Corporation shall at any time after March 19, 1993 (the "Rights Declaration Date"), declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series Z Preferred Stock are entitled under clauses
(i)(b) or (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series Z Preferred Stock as provided in Section 2(A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share ($.01 per one one-hundredth of a share) on the Series Z Preferred Stock shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series Z Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series Z Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series Z Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall cumulate but shall not bear interest. Dividends paid on the shares of Series Z Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series Z Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.

          Section 3. Voting Rights. The holders of shares of Series Z Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series Z Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Series Z Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series Z Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided in the Articles of Incorporation or in this amendment thereof or by law, the holders of shares of Series Z Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

          (C) Except as otherwise provided in the Articles of Incorporation or in this amendment thereof or by law, holders of Series Z Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

          Section 4.  Certain Restrictions.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series Z Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series Z Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series Z Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series Z Preferred Stock, except dividends paid ratably on the Series Z Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series Z Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series Z Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series Z Preferred Stock, or any share of stock ranking on a parity with the Series Z Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(A), purchase or otherwise acquire such shares at such time and in such manner.

          Section 5. Reacquired Shares. Any shares of Series Z Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Corporation shall take all such action as is necessary so that all such shares shall after their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of a new series of Preferred Stock to be created by Articles of Amendment adopted by the Board of Directors without shareholder action, subject to the conditions and restrictions on issuance set forth herein.

          Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series Z Preferred Stock, unless, prior thereto, the holders of shares of Series Z Preferred Stock shall have received the higher of (i) $1.00 per share ($.01 per one one-hundredth of a share), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock; nor shall any distribution be made (B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series Z Preferred Stock, except distributions made ratably on the Series Z Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series Z Preferred Stock are entitled under clause (A)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case the shares of Series Z Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series Z Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. No Redemption. The shares of Series Z Preferred Stock shall not be redeemable. Notwithstanding the foregoing, the Corporation may acquire shares of Series Z Preferred Stock in any other manner permitted by law, the Articles of Incorporation or this amendment thereof.

          Section 9. Rank. Unless otherwise provided in the Articles of Incorporation or an amendment thereof relating to a subsequent series of Preferred Stock of the Corporation, the Series Z Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock, including, without limitation, the Corporation's 55 cent Preferred Stock and 7.85% Preferred Stock referred to in Article V of the Articles of Incorporation, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of the Corporation.

          Section 10. Amendment. The Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series Z Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series Z Preferred Stock, voting separately as a class.

          Section 11. Fractional Shares. Series Z Preferred Stock may be issued in one-hundredths of a share or other fractions of a share which shall entitled the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series Z Preferred Stock.